Rent-Way responds to drop in stock price; reaffirms consensus analysts estimates


     August 25, 2000 - Erie, Pennsylvania. Rent-Way, Inc. (NYSE-RWY) today responded to yesterday's decline in its stock price by stating that it is highly confident that it will meet consensus analysts earnings estimates for the quarter and year ending September 30, 2000. The company also reaffirmed its belief that its previously announced business initiatives, including its plan to rent Gateway personal computers with unlimited Internet access for as low as $19.99 per week, will prove successful.

     "We are very excited about our new growth initiatives. We intend to take advantage of these initiatives, especially our Gateway program, to brand
Rent-Way as the nation's premiere rental-purchase operator", stated William Morgenstern, Chairman and Chief Executive Officer.

     Rent-Way, Inc. is the second-largest operator of rental-purchase stores in the USA. Rent-Way rents quality, name-brand merchandise such as home entertainment equipment, computers, furniture and appliances from 1,125 stores in 42 states.

     This press release contains forward looking statements. While we believe these statements to be accurate, known and unknown risks, uncertainties and other factors may cause actual results to be materially different from any results, performance or achievements expressed or implied by these statements. Several of these factors are set forth in Rent-Way's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

     For more information, contact William E. Morgenstern, CEO, 800-736-8929, or visit www.rentway.com.